Apogent Technologies Inc.									EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Twelve Months Ended June 30,	Nine Months Ended June 30,		Years Ended September 30,					ProForma Nine Months Ended June 30,	ProForma Year Ended September 30,
	2003	2003	2002	2002	2001	2000	1999	1998	2003	2002
	(unaudited)						(unaudited)	(unaudited)	(unaudited)
Fixed Charges:
Interest expense	$42,313	$32,427	$30,851	$40,737	$48,820	$49,584	$41,228	$35,270	$44,615	$56,987
Deferred financing	3,590	2,809	2,680	3,461	472	521	224	151	2,809	3,461
1/3 Rental expense	4,725	3,536	3,278	4,467	3,575	2,905	2,235	1,343	3,536	4,467

	$50,628	$38,772	$36,809	$48,665	$52,867	$53,010	$43,687	$36,764	$50,960	$64,915
Earnings:
Pre tax income from continuing operations	$201,161	$144,791	$148,941	$205,311	$166,894	$134,759	$119,333	$85,789	$136,754	$189,061
Add: Fixed charges	50,628	38,772	36,809	48,665	52,867	53,010	43,687	36,764	50,960	64,915
Earnings	251,789	183,563	185,750	253,976	219,761	187,769	163,020	122,553	187,714	253,976
Ratio of Earnings to Fixed Charges	5.0	4.7	5.0	5.2	4.2	3.5	3.7	3.3	3.7	3.9

Rental Expense	$14,177	$10,608	$9,833	$13,402	$10,725	$8,716	$6,704	$4,028	$10,608	$13,402